Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
CAPITAL ONE FINANCIAL CORPORATION
Capital One Financial Corporation, a Delaware corporation (the “Corporation”), hereby certifies that:
First: Article VII is hereby amended to read in its entirety as follows:
Section 1.    Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances or to consent to specific actions taken by the Corporation, an action required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of stockholders of the Corporation may be taken by consent in writing in lieu of a meeting, only if such action is taken in accordance with the provisions of this Article VII, the Bylaws of the Corporation as amended from time to time and applicable law.
Section 2.    Consent Record Date.
(A)Request for Consent Record Date. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting (a “Consent Record Date”) shall be fixed by the Board of Directors or otherwise established under this Article VII. In order for the stockholders of the Corporation to authorize or take corporate action by written consent without a meeting, one or more written requests that a Consent Record Date be fixed for such purpose (individually or collectively, a “Request”), signed and dated by one or more stockholders of record (or their duly authorized agents) that, at the time the Request is delivered, Own, or are acting on behalf of persons who Own, shares representing 25% (for purposes of this Article VII, the “Requisite Percent”) or more (measured as of the Requisite Percent Solicitation Record Date (as defined in Section 2(C) of this Article VII), if applicable), of the voting power of the then outstanding Voting Stock entitled to vote on the action or actions proposed to be taken by written consent, must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation. If a stockholder of record is the nominee for more than one beneficial owner of shares of Voting Stock, the stockholder of record may deliver a Request pursuant to this Article VII solely with respect to the shares of Voting Stock owned by the beneficial owner who is directing the stockholder of record to sign such Request. As used in this Article VII, the terms “Own” and “Voting Stock” shall have the same meanings as in paragraph (C) of Article VI of this Certificate of Incorporation (including as the term “Own” may be further defined in the Bylaws of the Corporation adopted from time to time). The Request must contain the information set forth or identified in Section 3 of this Article VII. The Corporation shall not be required to accept a Request delivered by electronic transmission.
(B)Fixing a Consent Record Date. Following receipt of the Request described in Section 2(A) of this Article VII, the Board of Directors shall, by the later of (i) 20 days after delivery of a Request from one or more stockholders of record (or their duly authorized agents) that Own, or are acting on behalf of persons who Own, the Requisite Percent, and (ii) five days after delivery of all information requested by the Corporation to determine the validity of the Request or to determine whether the action to which the Request relates may be effected by written consent, determine the validity of the Request and whether the Request relates to an action that may be taken by written consent pursuant to this Article VII and, if appropriate, adopt a resolution fixing the Consent Record Date for such purpose. The Consent Record Date for such purpose shall be no more than ten days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article VII, but no Consent Record Date has been fixed by the Board of Directors by the date required by the first sentence of this paragraph (B), the Consent Record Date shall be at the close of business on the first date on which a signed written consent setting forth the action taken or proposed to be taken by written consent is delivered to the Corporation in accordance with Section 7 of this Article VII and Section 228 of the GCL; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the Consent Record Date shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.
(C)Requisite Percent. Any stockholder (an “Initiating Stockholder”) seeking to engage in a solicitation (as the term “solicitation” is defined under Regulation 14A of the Securities Exchange Act of 1934 (or any subsequent provisions replacing such Act or regulations), disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to attain the Requisite Percent (a “Requisite Percent Solicitation”) shall first deliver (in writing and not by electronic transmission) to the Secretary at the principal executive offices of the Corporation a request that the Board of Directors fix a record date to determine the stockholders entitled to deliver a Request in connection with such Requisite Percent Solicitation (the “Requisite Percent Solicitation Record Date”). The request for a Requisite Percent Solicitation Record Date shall (i) contain a representation that the Initiating Stockholder plans to engage in a Requisite Percent Solicitation to attain the Requisite Percent, and with respect to any subsequent solicitation of written consents, an agreement to solicit consents in accordance with Section 5 of this Article VII; (ii) describe the action or actions proposed to be taken by written consent; and (iii) contain, with respect to the Initiating Stockholder and each person that is part of a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations)) with the Initiating Stockholder, the information, representations, and completed and signed questionnaires described in Section 3 of this Article VII (as applicable). Following delivery of a request for a Requisite Percent Solicitation Record Date, the Board of Directors may, by the later of (i) ten days after delivery of such request, and (ii) five days after delivery of all information requested by the Corporation to determine the validity of such request or to determine whether the action to which the request relates may be effected by written consent pursuant to this Article VII, determine the validity of such request and whether such request relates to an action that may be taken by written consent and, if appropriate, adopt a resolution fixing the Requisite Percent Solicitation Record Date. The Requisite Percent Solicitation Record Date shall be no more than ten days after the date upon which the resolution fixing the Requisite Percent Solicitation Record Date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If a valid request for a Requisite Percent Solicitation Record Date has been duly delivered to the Secretary but no Requisite Percent Solicitation Record Date has been fixed by the Board of Directors by the date required by the third sentence of this paragraph C, the Requisite Percent Solicitation Record Date shall be at the close of business on the tenth day after delivery of the valid request for the Requisite Percent Solicitation Record Date to the Secretary. To be valid, any Request that has been the subject of a Requisite Percent Solicitation must be delivered to the Secretary no earlier than the applicable Requisite Percent Solicitation Record Date and no later than 60 days after the applicable Requisite Percent Solicitation Record Date.
(D)Revocation. Any stockholder seeking to take action by written consent may revoke a Request by written revocation delivered to, or mailed and received by, the Secretary at any time, and any stockholder signing a Request may revoke such Request as to the shares of Voting Stock that such person Owns (or Owned by the beneficial owners on whose behalf the stockholder is acting, as applicable) at any time by written revocation delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation. If, as a result of such revocation(s), there no longer are valid and unrevoked Requests from stockholders who Own the Requisite Percent of the voting power of the then outstanding Voting Stock entitled to vote on the action or actions proposed to be taken by written consent, then the Board of Directors shall not be required to fix a Consent Record Date. Further, in the event that the stockholder seeking to take action by written consent withdraws the Request, the Board of Directors, in its discretion, may cancel the action by written consent and any consents relating to such action shall be null and void.
Section 3.    Contents of Request. Any Request required by Section 2(A) of this Article VII must (A) be delivered by one or more stockholders of record (or their duly authorized agents) that, at the time the Request is delivered Own, or are acting on behalf of persons who Own (as applicable), shares representing the Requisite Percent or more (measured as of the Requisite Percent Solicitation Record Date, if applicable), of the voting power of the then outstanding Voting Stock entitled to vote on the action or actions proposed to be taken by written consent, who shall not revoke such Request, and who shall continue to Own not less than the Requisite Percent through the date of delivery of consents signed by a sufficient number of stockholders to authorize or take such action (provided that, notwithstanding the foregoing, one or more Requests that have been obtained by an Initiating Stockholder pursuant to a Requisite Percent Solicitation under Section 2(C) only need to evidence that the stockholder of record or beneficial owner(s) on whose behalf the Request is submitted Owned the relevant Voting Stock as of the appropriate Requisite Percent Solicitation Record Date); (B) include evidence of such Ownership, as to each stockholder of record, or if such stockholder is a nominee or custodian, the beneficial owner(s) on whose behalf the Request is submitted; (C) describe the action or actions proposed to be taken by written consent; (D) contain the information, representations, and completed and signed questionnaires, to the extent applicable, then required to be set forth in a stockholder’s notice pursuant to the advance notice provisions in the Bylaws of the Corporation as amended from time to time, as if the action or actions proposed to be taken by written consent were a nomination or other business proposed to be brought before a meeting of stockholders, including the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend the Bylaws of the Corporation, the text of the proposed amendment); and (E) contain an agreement to solicit consents in accordance with Section 5 of this Article VII. The Corporation may require any Initiating Stockholder, and any other person seeking to take action by written consent, to furnish such other information as may reasonably be required by the Corporation to determine the validity of the Request, and to determine whether the Request relates to an action that may be effected by written consent under this Article VII, the Bylaws of the Corporation as amended from time to time and applicable law. In connection with an action or actions proposed to be taken by written consent in accordance with this Article VII, the Initiating Stockholder, and the persons seeking to take action by written consent, shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, so that the information shall be true and correct as of the Consent Record Date to the same extent as would be required by the advance notice provisions in the Bylaws of the Corporation as of the record date for a meeting of stockholders if such action were a nomination or other business proposed to be brought before a meeting of stockholders, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days after the Consent Record Date.
Section 4.    Actions That May Be Taken by Written Consent. The Board of Directors shall not be obligated to set a Consent Record Date (and no related action may be taken by written consent) if (A) the Request does not comply with this Article VII or the Bylaws of the Corporation; (B) such action relates to an item of business that is not a proper subject for stockholder action under applicable law; (C) the Request is delivered during the period commencing 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders and ending on the earlier of (i) the date of the next annual meeting of stockholders, or (ii) 30 days after the first anniversary of the immediately preceding annual meeting of stockholders; (D) the same or a substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item” (and which determination shall be conclusive and binding)), other than the election of directors, was presented at an annual or special meeting of stockholders held not more than 12 months before the Request is delivered; (E) a Similar Item was presented at an annual or special meeting of stockholders held not more than 90 days before the Request is delivered (and, for purposes of this clause (E), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from an increase in the number of directors); (F) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within 90 days of the receipt by the Corporation of a Request; or (G) the Request was made, any Request was solicited, any related Requisite Percent Solicitation was made, or any consents were solicited, in a manner that involved a violation of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) or other applicable law.
Section 5.    Manner of Consent Solicitation. Stockholders may take action by written consent only if the stockholder seeking to take action by written consent solicits consents from all stockholders of the Corporation entitled to vote on the action or actions proposed to be taken by written consent pursuant to and in accordance with this Article VII, Regulation 14A of the Securities Exchange Act of 1934 (without reliance upon any exemption in Regulation 14A, including the exemption contained in clause (iv) of Rule 14a-1(l)(2) or Rule 14a-2(b) thereunder) (or any subsequent provisions replacing such Act or regulations), and applicable law.

Section 6.    Date of Consents. Every written consent purporting to take or authorize the taking of corporate action must bear the signature of the stockholder signing the consent, and no consent shall be effective to take the corporate action referred to therein unless consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by Section 7 of this Article VII (A) within 60 days of the first date on which a consent is so delivered to the Corporation, and (B) not later than 120 days after the Consent Record Date or such later date as may be determined in good faith by the Board of Directors (and which determination shall be conclusive and binding) in the event it concludes, consistent with its fiduciary duties, that additional time is required for stockholders to deliver consents. A written consent shall not be valid if it purports to provide (or if the person signing such consent provides, through instructions to an agent or otherwise) that it will be effective at a future time or at a time determined upon the happening of an event.
Section 7.    Delivery of Consents. No consents may be delivered to the Corporation or its registered office in the State of Delaware, until (A) 60 days after the delivery of a valid Request from one or more stockholders of record (or their duly authorized agents) that Own, or are acting on behalf of persons who Own, the Requisite Percent, or (B) such later date as may be determined in good faith by the Board of Directors (and which determination shall be conclusive and binding) in the event it concludes, consistent with its fiduciary duties, that additional time is required for stockholders to make an informed decision in connection with such consent. Delivery of consents must be made by hand or by certified or registered mail, return receipt requested and in accordance with the other provisions of Section 228 of the GCL not inconsistent with this Article VII. The Corporation shall not be required to accept a consent given by electronic transmission unless a paper reproduction of the consent is delivered in accordance with the preceding sentence. In the event of the delivery to the Corporation of consents, the Secretary, or such other officer or agent of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all consents and any related revocations and of the validity of the action or actions to be taken by written consent as the Secretary, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares of Voting Stock having the requisite voting power to authorize or take the action or actions specified in consents have given consent. Notwithstanding the foregoing, if the action or actions to which the consents relate is the election or removal of one or more members of the Board of Directors, the Secretary, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as independent inspectors (“Inspectors”) with respect to such consent and such Inspectors shall discharge the functions of the Secretary, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, under this Article VII. If after such investigation the Secretary, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, shall determine that the action or actions purported to have been taken by written consent is duly authorized by the consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the consents shall be filed in such records. In conducting the investigation required by this section, the Secretary, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.
Section 8.    Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by written consent except in accordance with this Article VII, the Bylaws of the Corporation then in effect and applicable law. Notwithstanding anything in this Certificate of Incorporation to the contrary, if the Board of Directors shall determine in good faith (and which determination shall be conclusive and binding) that any Request to fix a Consent Record Date or to take any stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article VII, the Bylaws of the Corporation or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article VII, the Bylaws of the Corporation or applicable law, then the Board of Directors shall not be required to fix a Consent Record Date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law, provided that (to the extent permitted by applicable law), the Board of Directors shall have the authority to waive, other than with respect to the Initiating Stockholder, clause (D) or (E) of Section 3 of this Article VII if the Board of Directors determines in good faith, consistent with its fiduciary duties, that such action is appropriate (and which determination shall be conclusive and binding). No action by written consent without a meeting shall be effective until such date as the Secretary, such other officer or agent of the Corporation as the Board of Directors may designate, or the Inspectors, as applicable, certify to the Corporation that the consents delivered to the Corporation in accordance with this Article VII, represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares of Voting Stock entitled to vote thereon were present and voted, in accordance with Delaware law and this Certificate of Incorporation. The action by written consent will take effect as of the date and time of such certification and will not relate back to the date that the written consents were delivered to the Corporation.
Section 9.    Challenge to Validity of Consent. Nothing contained in this Article VII shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or related revocations, whether before or after such certification by the Secretary, such other officer or agent of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).
Section 10.    Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, the Board of Directors may authorize one or more actions to be taken by written consent and, with respect to such actions, none of the foregoing provisions of this Article VII shall apply to such actions unless the Board of Directors determines otherwise. The Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

Second: Article VIII is hereby amended to delete paragraph (C) and to amend and restate paragraph (D) to read in its entirety as follows:
(C) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specific circumstances, the removal of any director, whether for or without cause, requires the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.
Third: The foregoing amendments to the Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with Section 242 of the Delaware General Corporation Law.
[Signature Page Follows]

In witness whereof, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

CAPITAL ONE FINANCIAL CORPORATION

Dated: May 1, 2020	By:	/s/ John G. Finneran, Jr.
John G. Finneran, Jr.
Corporate Secretary

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